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                              FOR IMMEDIATE RELEASE

                  INTER PARFUMS, INC. SIGNS A LETTER OF INTENT
                          TO ACQUIRE CERTAIN ASSETS OF
                      TRISTAR CORPORATION OUT OF BANKRUPTCY

NEW YORK, NEW YORK, MARCH 7, 2002: Inter Parfums,  Inc. (NASDAQ NATIONAL MARKET:
IPAR) today announced that its wholly-owned subsidiary, Jean Philippe Fragrances, LLC, has signed a letter of intent with Tristar Corporation, a Debtor-in-Possession in the Chapter 11 proceeding, Case no. 01-53706, U.S. Bankruptcy Court, Western District of Texas, San Antonio Division, to purchase certain of its mass market fragrance brands and certain inventories. This letter of intent is in competition with another offer which has also been submitted to the Bankruptcy Court. Tristar is one of the Jean Philippe's major competitors in mass market fragrances. The brands contemplated to be purchased are distributed in the same channels of distribution as that of Jean Philippe's current product lines.

The letter of intent provides for Jean Philippe to purchase certain assets for approximately $10 million with the remaining assets to be purchased by a new company to be formed by existing management of Tristar together with its unsecured creditors. Jean Philippe's ultimate purchase price depends upon the results of a due diligence investigation of Tristar. In addition, the letter of intent contemplates a manufacturing agreement with this new company together with a non-competition agreement for mass market fragrances and cosmetics.

The proposed acquisition by Jean Philippe Fragrances is subject to a number of factors which could prevent the acquisition from occurring. These factors include: acceptance of the letter of intent by Tristar's creditors, approval of the Bankruptcy Court, negotiation, execution and delivery of a definitive acquisition agreement and a due diligence investigation.

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes such as Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine and FUBU, as well as mass market fragrances, cosmetics and personal care products in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include acceptance of the letter of intent by Tristar's creditors, approval of the Bankruptcy Court, negotiation, execution and delivery of a definitive acquisition agreement and a due diligence investigation. Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.



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
CONTACT AT INTER PARFUMS, INC.         OR         INVESTOR RELATIONS COUNSEL
RUSSELL GREENBERG, EXEC. VP & CFO                 THE EQUITY GROUP INC.
(212) 983-2640                                    LINDA LATMAN  (212) 836 9609/llatman@equityny.com
rgreenberg@interparfumsinc.com                    STEPHANIE HORTON  (212) 836-9611/skhorton@equityny.com
www.interparfumsinc.com                           www.theequitygroup.com

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